                                                                     Exhibit 4.5


                                      AGREEMENT


     This Agreement ("AGREEMENT") is entered into as of this 30th day of December, 1997 by and between Warburg, Pincus Investors, L.P., a Delaware corporation ("WARBURG"), and Grubb & Ellis Company, a Delaware Corporation (the "COMPANY").


                                     WITNESSETH

     WHEREAS, Warburg beneficially owns 10,443,339 shares of Common Stock, par value $.01 per share, of the Company, through its ownership of (i) 9,105,981 shares of Common Stock, and (ii) currently exercisable warrants to purchase an aggregate of 1,337,358 shares of Common Stock, such shares (assuming exercise of the warrants) representing in excess of 50% of the voting power of the Company's voting stock;

     WHEREAS, the parties hereto have been advised by Ernst & Young, LLP, the Company's independent public accountants that pooling of interests accounting treatment is generally unavailable for a transaction involving a company that within two years prior to the transaction had a shareholder that controlled more than 50% of the voting power of such company; and

     WHEREAS, the parties have been further advised by Ernst & Young, LLP, that upon execution of this Agreement, Warburg will be deemed to have divested itself of voting power in excess of the 50% limitation for the purposes of the pooling of interest accounting rules referred to above;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto, intending to be legally bound, agree as follows:

     1.   VOTING

          At any time when a matter is brought to the vote of the Company's shareholders and Warburg beneficially owns shares of the Company voting stock representing more than 50% of the voting power of the Company's shares entitled to vote on such matter (the "LIMIT"), then:

          (a) Warburg may vote its shares of voting stock up to the Limit in its discretion; and

          (b) Warburg shall vote its shares of voting stock in excess of the Limit in the same proportion as the shares of voting stock voted by holders other than Warburg are voted on such matter.

     2.   AMENDMENT OR TERMINATION

          Except as set forth in paragraph 3 below, this Agreement may not be amended or terminated without the concurrence of:

          (a) a majority of the Directors of the Board of the Company that are not officers, employees, members or partners of Warburg or the Company; or

          (a) a majority of the votes of the shares of the Company voting stock voting on the matter at a meeting duly called other than shares of Company voting stock beneficially owned by Warburg.

     3.   ADDITIONAL RIGHT TO TERMINATION

          This Agreement shall also be terminated by either Warburg or the Company if it shall have received an opinion from a certified public accounting firm contrary to the advice referred to in the third "Whereas" clause hereto and such opinion is delivered to all the parties hereto.

     4.   COUNTERPARTS

          This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.   NOTICES

          All notices, requests, demands and other communications under this Agreement shall be in writing, shall be given by one of the methods specified below, and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the second business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed, or (iii) upon receipt by the transmitting party of confirmation or answer-back if delivery is by telex or telefax.

          If to Warburg:

          Warburg, Pincus Investors, L.P.
          466 Lexington Avenue
          New York, New York 10017
          Attention:  John Santoleri
          Telephone:  (212) 878-9382
          Facsimile:  (212) 878-9351

          If to Company:

          Grubb & Ellis Company
          2215 Sanders Road, 4th Floor
          Northbrook, IL 60062
          Attention:  General Counsel
          Telephone:  (847) 753-7508
          Facsimile:  (847) 753-9034

     7.   GOVERNING LAW

          This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.


     IN WITNESS WHEREOF, the parties of this Agreement have duly executed it as of the date set forth above.

                         WARBURG, PINCUS INVESTORS, L.P.
                         By:  Warburg, Pincus & Company, its general partner



                         By:  /s/ John D. Santoleri
                              ------------------------------------
                              Name:  John D. Santoleri
                              Title: Partner


                         GRUBB & ELLIS COMPANY



                         By:  /s/ Robert J. Walner
                              ------------------------------------
                              Name:  Robert J. Walner
                              Title: Senior Vice President & General Counsel